Exhibit 99.1

Urban Edge Properties		For additional information:
12 East 49th Street		Mark Langer, EVP and
New York, NY 10017		Chief Financial Officer
212-956-0082

FOR IMMEDIATE RELEASE:

Urban Edge Properties Reports Second Quarter 2026 Results
-- Raises Outlook for Full-Year 2026 FFO as Adjusted --
-- Declares Quarterly Common Dividend of $0.21 per Share --

NEW YORK, NY, August 6, 2026 - Urban Edge Properties (NYSE: UE) (the "Company") today announced its results for the quarter ended June 30, 2026 and updated its outlook for full-year 2026.
"Urban Edge delivered another excellent quarter, highlighted by record FFO as Adjusted of $0.40 per share and continued momentum across our portfolio,” said Jeff Olson, Chairman and CEO. “Capital recycling remains a top priority. We recently acquired The Shops at West Falls Church in Falls Church, VA, and a leasehold interest at Shoppers World in Framingham, MA, together totaling $51.1 million. We're also under contract to sell a Kohl's-anchored center in Morris Plains, NJ for $60.5 million."
"Given our better-than-expected results, we raised full-year FFO as Adjusted guidance by $0.02 per share. With $22 million of signed leases that have not yet rent commenced, double-digit redevelopment yields, and sustained tenant demand across our centers, we're well positioned to continue delivering durable, visible growth."

Financial Results(1)(2)

(in thousands, except per share amounts)	2Q26	2Q25	YTD 2026	YTD 2025
Net income attributable to common shareholders	$17,922	$57,978	$40,567	$66,176
Net income per diluted share	0.14	0.46	0.32	0.53
Funds from Operations ("FFO")	53,395	43,779	109,052	89,237
FFO per diluted share	0.41	0.34	0.83	0.68
FFO as Adjusted	52,267	47,252	99,836	93,173
FFO as Adjusted per diluted share	0.40	0.36	0.76	0.71
The decreases in net income for the three and six months ended June 30, 2026 were primarily driven by a $49.5 million, or $0.39 per diluted share, gain on sale of real estate related to three properties divested in the second quarter of 2025. The increases in FFO and FFO as Adjusted for the three and six months ended June 30, 2026 were driven by rent commencements on new leases, higher net recovery revenue, lease termination income, and growth from accretive capital recycling. FFO for the six months ended June 30, 2026 also benefited from $8.4 million, or $0.06 per diluted share, of non-recurring reimbursements received during the first quarter of 2026 pertaining to previously incurred environmental remediation costs.

Same-Property Operating Results Compared to the Prior Year Period(1)(3)

	2Q26	YTD 2026
Same-property Net Operating Income ("NOI") growth	3.2%	2.8%
Same-property NOI growth, including properties in redevelopment	3.2%	3.0%
Increases in same-property NOI metrics for the three and six months ended June 30, 2026 were driven by rent commencements on new leases from our signed but not open pipeline. The increase for the three months ended June 30, 2026 also benefited from out-of-period collections on past due rents.

Leasing and Occupancy Results(1)
•Consolidated portfolio leased occupancy was 96.6%, an increase of 10 basis points compared to June 30, 2025 and 20 basis points compared to March 31, 2026.
•The Company reported same-property portfolio leased occupancy of 96.3%, a decrease of 40 basis points compared to June 30, 2025 and 10 basis points compared to March 31, 2026.
•The Company executed 26 new leases, renewals and options totaling 199,000 sf during the quarter. New leases totaled 120,000 sf, of which 90,000 sf was on a same-space basis and generated an average cash spread of 12.8%. New leases, renewals and options totaled 169,000 sf on a same-space basis and generated an average cash spread of 10.7%.
•As of June 30, 2026, signed leases that have not yet rent commenced are expected to generate an additional $22.0 million of future annual gross rent, representing approximately 7% of current annualized NOI. Approximately $1.7 million of this amount is expected to be recognized in the remainder of 2026.

Acquisition and Disposition Activity
On July 17, 2026, the Company acquired The Shops at West Falls Church for a gross purchase price of $40.4 million. The 85,000 sf shopping center is located in Falls Church, VA and sits within a densely populated and affluent submarket of Washington, D.C. with average annual household income of approximately $200,000 within a three-mile radius. The center is anchored by a grocer and provides visible growth potential through lease-up, contractual annual rent increases, and mark-to-market opportunities on expiring leases.
On May 21, 2026, the Company entered into a purchase and sale agreement with the ground lessor of certain ground leased premises at Shoppers World in Framingham, MA, to acquire the ground lease for $10.7 million, allowing the Company to take over as lessor for the underlying tenant. The transaction closed on June 25, 2026.
The Company is currently under contract to sell Briarcliff Commons, located in Morris Plains, NJ, for a gross sales price of $60.5 million which is expected to close later this month.

Development and Redevelopment
During the quarter, the Company commenced two redevelopment projects with estimated aggregate costs of $6.7 million and stabilized one project totaling $12.7 million with the rent commencement of Burlington at Hudson Mall. The completed projects over the last 12 months total $32.6 million of investment with a blended yield of 25%.
As of June 30, 2026, the Company has $155.0 million of active development and redevelopment projects underway, with estimated remaining costs to complete of $66.7 million. The active development and redevelopment projects are expected to generate an approximate 12% yield.

Balance Sheet and Liquidity(1)(4)(5)
Balance sheet highlights as of June 30, 2026 include:
•Total liquidity of approximately $957 million, consisting of $82 million of cash on hand and $875 million available under the Company's $950 million of unsecured credit facilities, including undrawn letters of credit.
•Mortgages payable of $1.64 billion, with a weighted average term to maturity of 3.3 years, all of which are fixed rate or hedged.
•$55 million drawn on our $700 million unsecured line of credit that matures on June 28, 2030, with two six-month extension options.
•No borrowings on our $250 million of delayed-draw term loans.
•Total market capitalization of approximately $4.75 billion, comprised of 133.5 million fully-diluted common shares valued at $3.05 billion and $1.70 billion of debt.
•Net debt to total market capitalization of 34%.

2026 Outlook
Based on results for the first half of the year, the Company has raised its 2026 full-year guidance ranges for net income, FFO, and FFO as Adjusted, estimating net income of $0.57 to $0.61 per diluted share, net income attributable to common shareholders of $0.55 to $0.58 per diluted share, FFO of $1.57 to $1.60 per diluted share, and FFO as Adjusted of $1.50 to $1.54 per diluted share. The updated range for FFO as Adjusted now implies a midpoint of $1.52 per diluted share, an increase of $0.02 from the previous midpoint of $1.50 per diluted share. A reconciliation of the range of estimated earnings, FFO and FFO as Adjusted, the assumptions used in our guidance, and a reconciliation bridging 2025 FFO per diluted share to the 2026 estimates can be found on pages 4 and 5 of this release.

Dividend
On August 6, 2026, the Board of Trustees declared a regular quarterly dividend of $0.21 per common share. The dividend will be payable on September 30, 2026 to common shareholders of record on September 15, 2026.

Corporate Responsibility
On June 23, 2026, the Company published its 2025 Corporate Responsibility Report. The report can be found on the Corporate Responsibility page of the Company's website. Notable achievements highlighted in the report include:
•Achieved a 41% reduction in scope 1 and scope 2 greenhouse gas emissions as compared to a 2015 base year and remain on track towards our goal of a 50% reduction by 2030.
•Reduced water consumption at landlord-controlled properties by 35% as compared to 2021.
•Recycled over 7,400 metric tons of materials in 2025, representing a 37% waste diversion rate.

Earnings Conference Call Information
The Company will host an earnings conference call and audio webcast on August 6, 2026 at 5:00 PM ET. All interested parties can access the earnings call by dialing 1-833-309-3473 (Toll Free) or 1-785-838-9251 (Toll/International) using conference ID "URBAN" (87226). The call will also be webcast and available in listen-only mode on the investors page of our website: www.uedge.com. A replay will be available at the webcast link on the investors page for one year following the conclusion of the call. A telephonic replay of the call will also be available starting August 6, 2026 at 8:00 PM ET through August 20, 2026 at 11:59 PM ET by dialing 1-844-512-2921 (Toll Free) or 1-412-317-6671 (Toll/International) using conference ID 11162144.

(1) Refer to "Non-GAAP Financial Measures" on page 6 and "Operating Metrics" on page 7 for definitions and additional details. Reported consolidated occupancy excludes the impact of Sunrise Mall. Including Sunrise Mall, consolidated portfolio leased occupancy was 96.5% at June 30, 2026.
(2) Refer to page 11 for a reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2026.
(3) Refer to page 12 for a reconciliation of net income to NOI and Same-Property NOI for the three and six months ended June 30, 2026.
(4) Net debt as of June 30, 2026 is calculated as total consolidated debt of $1.7 billion less total cash and cash equivalents, including restricted cash, of $82 million. Total consolidated debt and mortgages payable excludes unamortized debt issuance costs of $11.9 million and our $30.0 million mortgage secured by our property in Morris Plains, NJ which is classified as held for sale as of June 30, 2026. Including the $30.0 million mortgage secured by our property in Morris Plains, NJ, weighted average term to maturity of mortgages payable is 3.4 years.
(5) Availability under our unsecured credit facilities is net of letters of credit issued under the unsecured line of credit. The Company obtained seven letters of credit aggregating $20.5 million which have reduced the available balance commensurate with their face values but remain undrawn and no separate liability has been recorded.

2026 Earnings Guidance
The Company has raised its 2026 full-year guidance ranges for net income, FFO, and FFO as Adjusted, estimating net income of $0.57 to $0.61 per diluted share, net income attributable to common shareholders of $0.55 to $0.58 per diluted share, FFO of $1.57 to $1.60 per diluted share, and FFO as Adjusted of $1.50 to $1.54 per diluted share. Below is a summary of the Company's 2026 outlook, assumptions used in its forecasting, and a reconciliation of the range of estimated earnings, FFO, and FFO as Adjusted per diluted share.

	Previous Guidance	Revised Guidance
Net income per diluted share	$0.56 - $0.60	$0.57 - $0.61
Net income attributable to common shareholders per diluted share	$0.54 - $0.58	$0.55 - $0.58
FFO per diluted share	$1.54 - $1.58	$1.57 - $1.60
FFO as Adjusted per diluted share	$1.48 - $1.52	$1.50 - $1.54

The Company's revised 2026 full-year outlook is based on the following assumptions:
•Same-property NOI growth, including properties in redevelopment, of 3.25% to 3.75%, reflecting an increase from our previous assumption of 3.00% to 3.75%.
•Recurring G&A expenses ranging from $34.5 million to $36.5 million, unchanged from our previous assumption.
•Interest and debt expense ranging from $78.0 million to $79.0 million, unchanged from our previous assumption.
•Acquisitions of $95 million, reflecting activity completed year-to-date, and dispositions of $60.5 million reflecting properties currently under contract.
•Excludes items that impact FFO comparability, including gains and/or losses on extinguishment of debt, transaction, severance, litigation, and other one-time items outside of the ordinary course of business.

	Guidance 2026E		Per Diluted Share(1)
(in thousands, except per share amounts)	Low	High	Low	High
Net income	$75,600	$80,000	$0.57	$0.61
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(3,900)	(4,100)	(0.03)	(0.03)
Consolidated subsidiaries	900	900	0.01	0.01
Net income attributable to common shareholders	72,600	76,800	0.55	0.58
Adjustments:
Rental property depreciation and amortization	130,000	130,000	0.99	0.99
Limited partnership interests in operating partnership	3,900	4,100	0.03	0.03
FFO Applicable to diluted common shareholders	206,500	210,900	1.57	1.60
Adjustments to FFO:
Transaction, severance, litigation expenses and other, net	(7,700)	(7,700)	(0.06)	(0.06)
Loss on extinguishment of debt	200	200	—	—
Non-cash adjustments(2)	(1,400)	(1,400)	(0.01)	(0.01)
FFO as Adjusted applicable to diluted common shareholders	$197,600	$202,000	$1.50	$1.54
(1) Amounts may not foot due to rounding.
(2) Includes the acceleration and write-off of lease intangibles related to tenant terminations and bankruptcies for the six months ended June 30, 2026.

The following table is a reconciliation bridging 2025 FFO per diluted share to the Company's estimated 2026 FFO per diluted share:

	Per Diluted Share(1)
	Low	High
2025 FFO applicable to diluted common shareholders	$1.43	$1.43
2025 Items impacting FFO comparability(2)	0.01	0.01
2026 Items impacting FFO comparability(2)	0.07	0.07
Same-property NOI growth, including redevelopment	0.07	0.08
Acquisitions net of dispositions NOI growth	0.02	0.02
Interest and debt expense	(0.01)	—
Recurring general and administrative	(0.01)	—
Straight-line rent and non-cash items	(0.01)	—
Lease termination and other income	0.01	0.01
2026 FFO applicable to diluted common shareholders	$1.57	$1.60
(1) Amounts may not foot due to rounding.
(2) Includes adjustments to FFO for fiscal year 2025 and expected adjustments for fiscal year 2026 which impact comparability. See "Reconciliation of net income to FFO and FFO as Adjusted" on page 11 for actual adjustments year-to-date and our fourth quarter 2025 Supplemental Disclosure Package for 2025 adjustments.

The Company is providing a projection of anticipated net income solely to satisfy the disclosure requirements of the Securities and Exchange Commission ("SEC"). The Company's projections are based on management's current beliefs and assumptions about the Company's business, and the industry and the markets in which it operates; there are known and unknown risks and uncertainties associated with these projections. There can be no assurance that actual results will not differ from the guidance set forth above. The Company assumes no obligation to update publicly any forward-looking statements, including its 2026 earnings guidance, whether as a result of new information, future events or otherwise. Please refer to the “Forward-Looking Statements” disclosures on page 8 of this document and “Risk Factors” disclosed in the Company's annual and quarterly reports filed with the SEC for more information.

Non-GAAP Financial Measures
The Company uses certain non-GAAP performance measures, in addition to the primary GAAP presentations, as we believe these measures improve the understanding of the Company's operational results. We continually evaluate the usefulness, relevance, limitations, and calculation of our reported non-GAAP performance measures to determine how best to provide relevant information to the investing public, and thus such reported measures are subject to change. The Company's non-GAAP performance measures have limitations as they do not include all items of income and expense that affect operations, and accordingly, should always be considered as supplemental financial results. Additionally, the Company's computation of non-GAAP metrics may not be comparable to similarly titled non-GAAP metrics reported by other real estate investment trusts ("REITs") or real estate companies that define these metrics differently and, as a result, it is important to understand the manner in which the Company defines and calculates each of its non-GAAP metrics. The following non-GAAP measures are commonly used by the Company and investing public to understand and evaluate our operating results and performance:
•FFO: The Company believes FFO is a useful, supplemental measure of its operating performance that is a recognized metric used extensively by the real estate industry and, in particular REITs. FFO, as defined by the National Association of Real Estate Investment Trusts ("Nareit") and the Company, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable real estate and land when connected to the main business of a REIT, impairments on depreciable real estate or land related to a REIT's main business, earnings from consolidated partially owned entities and rental property depreciation and amortization expense. The Company believes that financial analysts, investors and shareholders are better served by the presentation of comparable period operating results generated from FFO primarily because it excludes the assumption that the value of real estate assets diminishes predictably. FFO does not represent cash flows from operating activities in accordance with GAAP, should not be considered an alternative to net income as an indication of our performance, and is not indicative of cash flow as a measure of liquidity or our ability to make cash distributions.
•FFO as Adjusted: The Company provides disclosure of FFO as Adjusted because it believes it is a useful supplemental measure of its core operating performance that facilitates comparability of historical financial periods. FFO as Adjusted is calculated by making certain adjustments to FFO to account for items the Company does not believe are representative of ongoing core operating results, including non-comparable revenues and expenses. The Company's method of calculating FFO as Adjusted may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
•NOI: The Company uses NOI internally to make investment and capital allocation decisions and to compare the unlevered performance of our properties to our peers. The Company believes NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and disposition activity on an unleveraged basis, providing perspective not immediately apparent from net income. The Company calculates NOI using net income as defined by GAAP reflecting only those income and expense items that are incurred at the property level and through the Company's captive insurance program, adjusted for non-cash rental income and expense, impairments on depreciable real estate or land, and income or expenses that we do not believe are representative of ongoing operating results, if any. In addition, the Company uses NOI margin, calculated as NOI divided by total property revenue, which the Company believes is useful to investors for similar reasons.
•Same-property NOI: The Company provides disclosure of NOI on a same-property basis, which includes the results of properties that were owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the three and six months ended June 30, 2026 and 2025. Information provided on a same-property basis excludes properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area ("GLA") is taken out of service and also excludes properties acquired, sold, held for sale, or that are in the foreclosure process during the periods being compared, and results of our captive insurance program. As such, same-property NOI assists in eliminating disparities in net income due to the development, redevelopment, acquisition, disposition, or foreclosure of properties and results of our captive insurance program during the periods presented, and thus provides a more consistent performance measure for the comparison of the operating performance of the Company's properties. While there is judgment surrounding changes in designations, a property is removed from the same-property pool when it is designated as a redevelopment property because it is undergoing significant renovation or retenanting pursuant to a formal plan that is expected to have a significant impact on its operating income. A development or redevelopment property is moved back to the same-property pool once a substantial portion of the NOI growth expected from the development or redevelopment is reflected in both the current and comparable prior year period, generally one year after at least 80% of the expected NOI from the project is realized on a cash basis. Acquisitions are moved into the same-property pool once we have owned the property for the entirety of the comparable periods and the property is not under significant development or redevelopment. The Company has also provided disclosure of NOI on a same-property basis adjusted to include redevelopment properties. Same-property NOI may include other adjustments as detailed in the Reconciliation of Net Income to NOI and Same-Property NOI included in the tables accompanying this press release.
•EBITDAre and Adjusted EBITDAre: EBITDAre and Adjusted EBITDAre are supplemental, non-GAAP measures utilized by us in various financial ratios. The White Paper on EBITDAre, approved by Nareit's Board of Governors in September 2017, defines EBITDAre as net income (computed in accordance with GAAP), adjusted for interest expense, income tax (benefit) expense, depreciation and amortization, losses and gains on the disposition of depreciated property, impairment write-downs of depreciated property and investments in unconsolidated joint ventures, and adjustments to reflect the entity's share of EBITDAre of unconsolidated joint ventures. EBITDAre and Adjusted EBITDAre are presented to assist investors in the evaluation of REITs, as a measure of the Company's operational performance as they exclude various items that do not relate to or are not indicative of our operating performance and because they approximate key performance measures in our debt covenants. Accordingly, the Company believes that the use of EBITDAre and Adjusted EBITDAre, as opposed to income before income taxes, in various ratios provides meaningful performance measures related to the Company's ability to meet various coverage tests for the stated periods. Adjusted EBITDAre may include other adjustments not indicative of operating results as detailed in the Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre included in the tables accompanying this press release. The Company also presents the ratio of net debt (net of cash) to annualized Adjusted EBITDAre as of June 30, 2026, and net debt (net of cash) to total market capitalization, which it believes is useful to investors as a supplemental measure in evaluating the Company's balance sheet leverage.
The Company believes net income is the most directly comparable GAAP financial measure to the non-GAAP performance measures outlined above. Reconciliations of these measures to net income have been provided in the tables accompanying this press release.

Operating Metrics
The Company presents certain operating metrics related to our properties, including occupancy, leasing activity and rental rates. Operating metrics used by the Company are useful to investors in facilitating an understanding of the operational performance for our properties.
Recovery ratios represent the percentage of operating expenses recuperated through tenant reimbursements. This metric is presented on a same-property and same-property including redevelopment basis and is calculated by dividing tenant expense reimbursements (adjusted to exclude any ancillary income) by the sum of real estate taxes and property operating expenses.
Occupancy metrics represent the percentage of occupied gross leasable area based on executed leases (including properties in development and redevelopment) and include leases signed, but for which rent has not yet commenced. Same-property portfolio leased occupancy includes properties that have been owned and operated for the entirety of the reporting periods being compared, which total 65 properties for the three and six months ended June 30, 2026 and 2025. Occupancy metrics presented for the Company's same-property portfolio exclude properties under development, redevelopment or that involve anchor repositioning where a substantial portion of the gross leasable area is taken out of service and also excludes properties acquired within the past 12 months, properties sold or held for sale, and properties that are in the foreclosure process during the periods being compared.
Executed new leases, renewals and exercised options are presented on a same-space basis. Same-space leases represent those leases signed on spaces for which there was a previous lease.
The Company occasionally provides disclosures by tenant categories which include anchors, shops and industrial/self-storage. Anchors and shops are further broken down by local, regional and national tenants. We define anchor tenants as those who have a leased area of >10,000 sf. Local tenants are defined as those with less than five locations. Regional tenants are those with five or more locations in a single region. National tenants are defined as those with five or more locations and that operate in two or more regions.

ADDITIONAL INFORMATION
For a copy of the Company’s supplemental disclosure package, please access the "Investors" section of our website at www.uedge.com. Our website also includes other financial information, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any amendments to those reports.
The Company uses, and intends to continue to use, the “Investors” page of its website, which can be found at www.uedge.com, as a means of disclosing material nonpublic information and of complying with its disclosure obligations under Regulation FD, including, without limitation, through the posting of investor presentations that may include material nonpublic information. Accordingly, investors should monitor the “Investors” page, in addition to following the Company's press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

ABOUT URBAN EDGE
Urban Edge Properties is a NYSE listed real estate investment trust focused on owning, managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 75 properties totaling 16.2 million square feet of gross leasable area.

FORWARD-LOOKING STATEMENTS
Certain statements contained herein constitute forward-looking statements as such term is defined in Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements are not guarantees of future performance. They represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Our future results, financial condition, business and targeted occupancy may differ materially from those expressed in these forward-looking statements. You can identify many of these statements by words such as “approximates,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “would,” “may” or other similar expressions in this press release. Many of the factors that will determine the outcome of forward-looking statements are beyond our ability to control or predict and include, among others: (i) macroeconomic conditions, including geopolitical conditions and instability, and international trade disputes, including any related tariffs, which may lead to rising inflation, adverse impacts to supply chains, and disruption of, or lack of access to, the capital markets, as well as potential volatility in the Company’s share price; (ii) the economic, political and social impact of, and uncertainty relating to, epidemics and pandemics; (iii) the loss or bankruptcy of major tenants; (iv) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration and the Company’s ability to re-lease its properties on the same or better terms, or at all, in the event of non-renewal or in the event the Company exercises its right to replace an existing tenant; (v) the impact of e-commerce on our tenants’ business; (vi) the Company’s success in implementing its business strategy and its ability to identify, underwrite, finance, consummate and integrate diversifying acquisitions and investments; (vii) changes in general economic conditions or economic conditions in the markets in which the Company competes, and their effect on the Company’s revenues, earnings and funding sources, and on those of its tenants; (viii) increases in the Company’s borrowing costs as a result of changes in interest rates, rising inflation, and other factors; (ix) the Company’s ability to pay down, refinance, hedge, restructure or extend its indebtedness as it becomes due and potential limitations on the Company’s ability to borrow funds under its existing credit facility as a result of covenants relating to the Company’s financial results; (x) potentially higher costs associated with the Company’s development, redevelopment and anchor repositioning projects, and the Company’s ability to lease the properties at projected rates; (xi) the Company’s liability for environmental matters; (xii) damage to the Company’s properties from catastrophic weather and other natural events, and the physical effects of climate change; (xiii) the Company’s ability and willingness to maintain its qualification as a REIT in light of economic, market, legal, tax and other considerations; (xiv) information technology security breaches; (xv) the loss of key executives; and (xvi) the accuracy of methodologies and estimates regarding our environmental, social and governance (collectively, our Corporate Responsibility or “CR”) metrics, goals and targets, tenant willingness and ability to collaborate towards reporting CR metrics and meeting CR goals and targets, and the impact of governmental regulation on our CR efforts. For further discussion of factors that could materially affect the outcome of our forward-looking statements, see “Risk Factors” in Part I, Item 1A, of the Company's Annual Report on Form 10-K for the year ended December 31, 2025 and the other documents filed by the Company with the Securities and Exchange Commission (the "SEC").
We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 for any forward-looking statements included in this press release. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances occurring after the date of this press release.

URBAN EDGE PROPERTIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	June 30,	December 31,
	2026	2025
ASSETS
Real estate, at cost:
Land	$669,498	$669,078
Buildings and improvements	2,861,588	2,835,540
Construction in progress	382,031	327,413
Furniture, fixtures and equipment	14,035	13,059
Total	3,927,152	3,845,090
Accumulated depreciation and amortization	(964,931)	(935,548)
Real estate, net	2,962,221	2,909,542
Operating lease right-of-use assets	55,618	58,917
Cash and cash equivalents	58,264	48,881
Restricted cash	23,884	29,984
Tenant and other receivables	26,300	26,658
Receivables arising from the straight-lining of rents	62,755	63,842
Identified intangible assets, net of accumulated amortization of $71,193 and $70,514, respectively	85,189	87,591
Deferred leasing costs, net of accumulated amortization of $22,018 and $21,982, respectively	29,430	31,220
Prepaid expenses and other assets	80,727	55,236
Total assets	$3,384,388	$3,311,871

LIABILITIES AND EQUITY
Liabilities:
Mortgages payable, net	$1,632,980	$1,606,774
Unsecured line of credit	55,000	—
Operating lease liabilities	53,172	56,329
Accounts payable, accrued expenses and other liabilities	108,764	97,397
Identified intangible liabilities, net of accumulated amortization of $58,036 and $59,668, respectively	157,096	174,899
Total liabilities	2,007,012	1,935,399
Commitments and contingencies
Shareholders’ equity:
Common shares: $0.01 par value; 500,000,000 shares authorized and 126,224,466 and 125,912,647 shares issued and outstanding, respectively	1,261	1,257
Additional paid-in capital	1,168,529	1,163,939
Accumulated other comprehensive income (loss)	2,136	(703)
Accumulated earnings	112,159	124,566
Noncontrolling interests:
Operating partnership	73,982	69,140
Consolidated subsidiaries	19,309	18,273
Total equity	1,377,376	1,376,472
Total liabilities and equity	$3,384,388	$3,311,871

URBAN EDGE PROPERTIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
REVENUE
Rental revenue	$122,645	$113,912	$246,830	$232,004
Other income	136	172	8,575	245
Total revenue	122,781	114,084	255,405	232,249
EXPENSES
Depreciation and amortization	35,036	32,602	67,348	69,797
Real estate taxes	16,875	16,582	33,477	32,940
Property operating	19,317	18,874	48,255	42,933
General and administrative	9,680	11,717	18,816	21,248
Lease expense	3,275	3,290	6,448	6,661
Total expenses	84,183	83,065	174,344	173,579
Gain on sale of real estate	—	49,462	—	49,462
Interest income	599	667	992	1,274
Interest and debt expense	(19,801)	(19,537)	(38,520)	(39,292)
(Loss) gain on extinguishment of debt	—	(175)	(212)	323
Income before income taxes	19,396	61,436	43,321	70,437
Income tax expense	(749)	(643)	(1,127)	(1,262)
Net income	18,647	60,793	42,194	69,175
Less net (income) loss attributable to noncontrolling interests in:
Operating partnership	(930)	(3,058)	(2,107)	(3,490)
Consolidated subsidiaries	205	243	480	491
Net income attributable to common shareholders	$17,922	$57,978	$40,567	$66,176

Earnings per common share - Basic:	$0.14	$0.46	$0.32	$0.53
Earnings per common share - Diluted:	$0.14	$0.46	$0.32	$0.53
Weighted average shares outstanding - Basic	126,069	125,688	125,975	125,601
Weighted average shares outstanding - Diluted	131,668	125,766	131,304	125,780

Reconciliation of Net Income to FFO and FFO as Adjusted

The following table reflects the reconciliation of net income to FFO and FFO as Adjusted for the three and six months ended June 30, 2026 and 2025. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of FFO and FFO as Adjusted.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands, except per share amounts)	2026	2025	2026	2025
Net income	$18,647	$60,793	$42,194	$69,175
Less net (income) loss attributable to noncontrolling interests in:
Consolidated subsidiaries	205	243	480	491
Operating partnership	(930)	(3,058)	(2,107)	(3,490)
Net income attributable to common shareholders	17,922	57,978	40,567	66,176
Adjustments:
Rental property depreciation and amortization	34,543	32,205	66,378	69,033
Limited partnership interests in operating partnership	930	3,058	2,107	3,490
Gain on sale of real estate	—	(49,462)	—	(49,462)
FFO Applicable to diluted common shareholders	53,395	43,779	109,052	89,237
FFO per diluted common share(1)	0.41	0.34	0.83	0.68
Adjustments to FFO:
Transaction, severance, litigation expenses and other, net(2)	385	3,151	(7,915)	4,175
Non-cash adjustments(3)	(1,448)	155	(1,448)	92
Loss (gain) on extinguishment of debt	—	175	212	(323)
Tenant bankruptcy settlement income	(65)	(8)	(65)	(8)
FFO as Adjusted applicable to diluted common shareholders	$52,267	$47,252	$99,836	$93,173
FFO as Adjusted per diluted common share(1)	$0.40	$0.36	$0.76	$0.71

Weighted Average diluted common shares(1)	131,668	130,623	131,304	130,476
(1) Weighted average diluted shares used to calculate FFO per share and FFO as Adjusted per share for the three and six months ended June 30, 2025 are higher than the GAAP weighted average diluted shares as a result of the dilutive impact of LTIP and OP units which may be redeemed for our common shares.
(2) Includes $0.3 million of transaction costs and $0.1 million severance expenses for the three months ended June 30, 2026. Includes $8.4 million of non-recurring reimbursements related to environmental remediation costs, partially offset by $0.4 million of transaction costs and $0.1 million of severance expenses for the six months ended June 30, 2026.
(3) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting.

Reconciliation of Net Income to NOI and Same-Property NOI

The following table reflects the reconciliation of net income to NOI, same-property NOI and same-property NOI including properties in redevelopment for the three and six months ended June 30, 2026 and 2025. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of NOI and same-property NOI.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income	$18,647	$60,793	$42,194	$69,175
Depreciation and amortization	35,036	32,602	67,348	69,797
Interest and debt expense	19,801	19,537	38,520	39,292
General and administrative expense	9,680	11,717	18,816	21,248
Loss (gain) on extinguishment of debt	—	175	212	(323)
Other expense (income)	435	455	(7,631)	922
Income tax expense	749	643	1,127	1,262
Gain on sale of real estate	—	(49,462)	—	(49,462)
Interest income	(599)	(667)	(992)	(1,274)
Non-cash revenue and expenses	(4,776)	(2,762)	(7,595)	(6,034)
NOI	78,973	73,031	151,999	144,603
Adjustments:
Sunrise Mall net operating loss	45	340	524	635
Tenant bankruptcy settlement income and lease termination income	(2,315)	(8)	(2,315)	(69)
Non-same property NOI and other(1)	(10,699)	(9,386)	(20,069)	(18,554)
Same-property NOI	$66,004	$63,977	$130,139	$126,615
NOI related to properties being redeveloped	6,820	6,578	13,403	12,727
Same-property NOI including properties in redevelopment	$72,824	$70,555	$143,542	$139,342
(1) Non-same property NOI includes NOI related to properties being redeveloped and properties acquired, disposed, held for sale, or that are in the foreclosure process during the periods being compared, and results of the Company's captive insurance program.

Reconciliation of Net Income to EBITDAre and Adjusted EBITDAre

The following table reflects the reconciliation of net income to EBITDAre and Adjusted EBITDAre for the three and six months ended June 30, 2026 and 2025. Net income is considered the most directly comparable GAAP measure. Refer to "Non-GAAP Financial Measures" on page 6 for a description of EBITDAre and Adjusted EBITDAre.

	Three Months Ended June 30,		Six Months Ended June 30,
(in thousands)	2026	2025	2026	2025
Net income	$18,647	$60,793	$42,194	$69,175
Depreciation and amortization	35,036	32,602	67,348	69,797
Interest and debt expense	19,801	19,537	38,520	39,292
Income tax expense	749	643	1,127	1,262
Gain on sale of real estate	—	(49,462)	—	(49,462)
EBITDAre	74,233	64,113	149,189	130,064
Adjustments for Adjusted EBITDAre:
Transaction, severance, litigation expenses and other, net(1)	385	3,151	(7,915)	4,175
Loss (gain) on extinguishment of debt	—	175	212	(323)
Non-cash adjustments(2)	(1,448)	155	(1,448)	92
Tenant bankruptcy settlement income	(65)	(8)	(65)	(8)
Adjusted EBITDAre	$73,105	$67,586	$139,973	$134,000
(1) Includes $0.3 million of transaction costs and $0.1 million severance expenses for the three months ended June 30, 2026. Includes $8.4 million of non-recurring reimbursements related to environmental remediation costs, partially offset by $0.4 million of transaction costs and $0.1 million of severance expenses for the six months ended June 30, 2026.
(2) Includes the acceleration and write-off of lease intangibles related to high-risk tenants, terminations and bankruptcies, net of reinstatements for tenants moved back to accrual basis accounting.